Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

May 2, 2016

CONTACT:	Craig Allen
Chief Financial Officer
(800) 283-2357

America First Multifamily Investors, L.P. Reports First Quarter 2016 Earnings

Omaha, Nebraska – On May 2, 2016, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) reported the following operating results:

•	Cash Available for Distribution (”CAD”) increased 11.1% to $0.10 per unit for the first quarter 2016, compared to $0.09 per unit for the first quarter 2015, and
•	Total revenue increased 19.2% to $14.9 million in the first quarter 2016, compared to $12.5 million for the first quarter 2015.

The Partnership reported the following notable transactions during the first quarter of 2016:

•	Purchased one mortgage revenue bond for approximately $11.5 million par value which is collateralized by a 180-unit multifamily residential property,
•	Sold one mortgage revenue bond for approximately $9.5 million, which approximated its carrying value plus accrued interest,
•

Sold the three remaining MBS Securities for approximately $15.1 million, which approximates the outstanding amortized cost plus interest.  Upon settlement of these sales, the Partnership eliminated its MBS Securities segment,

•

In conjunction with the sale of the remaining of the MBS Securities, the related $11.0 million derivative hedging the MBS Tender Option Bond (“TOB”) financing facility was terminated for its fair value, resulting in no gain or loss, and

•	Paid in full, and collapsed, four TOB financings with Deutsche Bank for a total of $20.3 million.

Additionally, in March 2016, the Partnership issued, in a private placement, 1.0 million newly-designated non-cumulative, non-voting, non-convertible Series A Preferred Units pursuant to a subscription agreement with a financial institution resulting in $10.0 million in aggregate proceeds.  The units were issued as a private placement of up to a maximum of 10 million Series A Preferred Units at a subscription price of $10.00 per Unit.  The Partnership will use the proceeds received in the private placement to acquire mortgage revenue bonds that are issued by state and local housing authorities to provide construction and/or permanent financing for affordable multifamily and student housing and commercial properties.

“This is a significant liquidity event for ATAX”, said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P.  “We have been able to attract new investors to the Partnership while not diluting our existing unitholders.  We intend to complete the private placement of the remainder of the Series A Preferred Units and reinvest the proceeds into core assets that will benefit our unitholders.”

In March 2016, through its wholly owned subsidiary, the Partnership closed on an investment to provide equity in a Limited Liability Company (“LLC”) totaling approximately $9.6 million, when fully invested, to build a new 288-unit multifamily residential property in Corpus Christi, Texas.  During Q1 2016, the Partnership has invested approximately $2.4 million.  The Partnership is the only limited equity investor in this LLC and it will account for its investment by the equity method of accounting.  “We are encouraged by these equity investments as they align with the Partnership’s investment strategy and contribute to growth in CAD and total revenue”, said Daffer.

“As we look back at the first quarter of 2016’s results, we are pleased with the 11.1% increase in CAD,” said Daffer.  “We continue to “fine-tune” our overall strategy, execute on our business model and will continue to seek out new investment sources to attract non-dilutive capital to the Partnership.  We have successfully completed some key initiatives in the first quarter of 2016 that will enhance the return to our unitholders.  We will continue to seek out new investment opportunities that will benefit our unitholders throughout 2016.”

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution, or CAD, which is identified as a non-GAAP financial measure.  The Partnership utilizes CAD as a means to determine our ability to make distributions to unitholders.  We believe CAD provides relevant information about our operations and is necessary along with net income for understanding our operating results.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income or net cash flows from operating activities which are calculated in accordance with GAAP, or any other measures of financial performance or liquidity presented in accordance with GAAP.  See the table at the end of this press release for a reconciliation of our net income as determined in accordance with GAAP and our CAD for the periods set forth.

Nasdaq Bell Ringing and Earnings Webcast/ Conference Call

On May 3, 2016, the Partnership will visit the Nasdaq MarketSite in Times Square to ring the Nasdaq Stock Market Opening Bell in celebration of its 30th anniversary as a Nasdaq listed company.  A live stream is available to watch ATAX “ring the bell” at http://livestream.com/Nasdaq/live.

In addition, the Partnership will host a webcast/earnings call for investors on Tuesday, May 3, 2016, at 10:30 a.m. Eastern Daylight Time to discuss its First Quarter 2016 results.  Participants can access the First Quarter 2016 Earnings Presentation in one of two ways:

•	The webcast URL is: http://edge.media-server.com/m/p/emwba23t and will be available for registration on Tuesday, May 3, 2016, approximately 30 minutes prior to the start of the presentation, or
•	Participants may dial 1-855-854-0934, (direct 1-720-634-2907), Conference ID #96431399, ten minutes before the presentation is scheduled to begin, to listen to the audio portion only.

Following the completion of the call, a recorded replay will be available on the Partnership’s Investor relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily and student housing properties and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GAAP to Non-GAAP Reconciliation of Partnership Net Income

The following table shows the calculation of CAD (and a reconciliation of the Partnership’s net income as determined in accordance with GAAP to its CAD):

	For the Three Months Ended March 31,
	2016	2015
Net income - America First Multifamily Investors L.P.	$2,531,700	$2,524,479
Net loss related to VIEs and eliminations due to consolidation	—	146,166
Net income before impact of consolidated VIE	2,531,700	2,670,645
Change in fair value of derivatives and interest rate derivative amortization	1,110,407	899,873
Depreciation and amortization expense	2,124,898	1,454,179
Amortization of deferred financing costs	532,187	338,599
Redeemable Series A preferred unit distribution and accretion	(1,684)	—
Tier 2 Income distributable to the General Partner (1)	(43,599)	—
Bond purchase premium (discount) amortization (accretion), net of cash received	34,696	18,899
Depreciation and amortization related to discontinued operations	—	2,036
CAD	$6,288,605	$5,384,231
Weighted average number of units outstanding,
basic and diluted	60,252,928	60,252,928
Net income, basic and diluted, per unit	$0.04	$0.04
Total CAD per unit	$0.10	$0.09
Distributions per unit	$0.125	$0.125

(1)

As described in Note 2 to the Partnership’s condensed consolidated financial statements, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the Unitholders and 25% to the General Partner. This adjustment represents the 25% of Tier 2 income due to the General Partner.  For the three months ended March 31, 2016, the Partnership reported approximately $174,000 of Tier 2 income from Ashley Square, contingent interest income, and 25% of Tier 2 income due to the General Partner is approximately $44,000. For the three months ended March 31, 2015, the Partnership realized no Tier 2 income.